Exhibit 99.1

CIMG Inc. Announces Entry into Computing Power Industry; Initial

Contracts with Aggregate Value of Approximately $124 Million

BEIJING, Jan. 5, 2026 /PRNewswire/ — CIMG Inc. (“CIMG” or the “Company”) (Nasdaq: IMG), a business group specializing in digital health and sales development, which utilizes technologies and marketing networks to enhance its business partners’ sales growth and commercial value, today announced the execution of initial computing power-related commercial contracts. Through its subsidiaries, the Company signed multiple sales contracts and framework agreements with an aggregate contract value of approximately $124 million in the fourth quarter of 2025, subject to customary conditions, customer’s order quantities, inspections, and acceptance. This move signifies that CIMG not only positions computing power as a potential future growth engine, but has also achieved substantive business breakthroughs, laying a solid foundation for its technology-driven transformation strategy.

Strategic Deployment in Computing Power Opens a New Chapter of Growth

With the deepening development of the global digital economy, computing power has become a critical production factor driving artificial intelligence, big data analytics, and industrial digital transformation. CIMG has identified this opportunity and elevated the development of its computing power business to a company-level core strategy. In October 2025, the Company appointed Mr. Wenlong Tong as President, with one of his core missions being to lead and expand CIMG’s computing power business landscape, transforming the Company’s technological capabilities into sustainable market competitiveness and revenue streams.

“Our move into the computing power industry is not about chasing short-term trends but is based on a deep understanding of the industry’s future, viewing it as a cornerstone for the Company’s long-term development,” said Mr. Wenlong Tong, “The signing of these initial contracts supports our strategic direction and demonstrates our team’s strong execution capability in translating cutting-edge technology into commercial results. This is merely the first step in our computing power journey.”

Initial Contracts and Commercial Progress

CIMG’s computing power business has recently made rapid progress, achieving several key business objectives:

On December 22, 2025, the Company announced that its subsidiary, Beijing Xinmiao Shidai Technology Development Co., Ltd. (“Xinmiao Shidai”), was shortlisted in Bank of Guangzhou Co., Ltd.’s (“Guangzhou Bank”) 2025 server procurement tender, with a benchmark bid amount of approximately $15.95 million, which does not represent a final contract value and does not guarantee the award of any contract, and there can be no assurance that Xinmiao Shidai will ultimately be selected as a winning bidder. On December 10, 2025, Xinmiao Shidai entered into a framework agreement with Guangzhou Bank, which does not obligate Guangzhou Bank to purchase a minimum quantity. Under the Agreement, Xinmiao Shidai will offer CPU servers, hard disks, and solid-state drives manufactured by Inspur Group Co., Ltd.

On December 15, 2025, the Company announced that, through its wholly owned subsidiary, Zhongyan Shangyue Technology Co., Ltd., it entered into a sales contract with an aggregate value of approximately $106.5 million, subject to inspection and acceptance of the equipment, and other customary conditions. There can be no assurance that the full contract value will be realized.

On December 8, 2025, the Company announced that its wholly owned subsidiaries entered into two separate sales contracts for computing power products. The total contract value is approximately $1.78 million. These agreements cover the sale and delivery of computing power hardware, including 64 high-performance computing servers and GPUs manufactured by third-party suppliers including NVIDIA servers and GPUs.

Synergizing with Core Business to Build a “Computing Power + Health” Ecosystem

The Company’s computing power deployment is not conducted in isolation, but creates deep synergies with its traditional digital health business. In August, the Company, in collaboration with partner FLock Technology Holdings, also developed a prototype product known as “LifeNode,” an artificial-intelligence-assisted wellness monitoring and recommendation product. This product relies on the Company’s growing computing power resource allocation and AI technology integration capabilities.

The Company’s CEO, Alice Wang, stated, “After achieving the first-phase goals, the Company will continue to deepen its presence in the computing power industry, aiming to establish computing power as the underlying technological pillar connecting its digital health, intelligent marketing, and other businesses, ultimately building an innovative commercial ecosystem driven by computing power and technological integration.”

About CIMG

CIMG is a business group specializing in digital health and sales development, with a cryptocurrency-focused strategy. The Company leverages AI and cryptocurrencies (such as Bitcoin and stablecoins) to drive business growth, helping clients maximize user growth and enhance brand management value. The Company’s current client portfolio includes brands such as Kangduoyuan, Maca-Noni, Qianmao, Huomao, and Coco-mango.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks related to the execution, timing, and realization of computing power contracts, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary for its operations, and its ability to protect its intellectual property. The Company encourages you to review other factors that may affect its future results in its Annual Reports, Quarterly Reports, registration statements, and other filings with the Securities and Exchange Commission.

For more information, please contact:

CIMG Inc.

+ 852 70106695

http://www.ccmg.tech

ir@ccmg.tech